Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com
TELEPHONE: (713) 651-5151                      FACSIMILE: (713) 651-5246
June 15, 2007
Cooper Industries, Ltd.
Cooper B-Line, Inc
Cooper Bussmann, Inc
Cooper Crouse-Hinds, LLC
Cooper Lighting, Inc.
Cooper Power Systems, Inc
Cooper Wiring Devices, Inc.
Cooper US, Inc.
     c/o Cooper Industries, Ltd.
     600 Travis
     Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as special United States counsel to Cooper Industries, Ltd., a Bermuda company (“Cooper Parent”) and Cooper US, Inc., a Delaware corporation (“Cooper US”), in connection with the proposed offering by Cooper US of $300,000,000 aggregate principal amount of Cooper US’s 6.10% Senior Notes due 2017 (the “Notes”) to be fully and unconditionally guaranteed by Cooper Parent, Cooper B-Line, Inc., a Delaware corporation, Cooper Bussmann, Inc., a Delaware corporation, Cooper Crouse-Hinds, LLC, a Delaware limited liability company, Cooper Lighting, Inc., a Delaware corporation, Cooper Power Systems, Inc., a Delaware corporation, and Cooper Wiring Devices, Inc., a New York corporation (collectively, the “Subsidiary Guarantors” and with Cooper Parent, the “Guarantors”) pursuant to guarantees (the “Guarantees”). The Notes are to be issued pursuant to an Indenture dated June 18, 2007, as amended by the First Supplemental Indenture (as so amended and supplemented, the “Indenture”) among Cooper Parent, Cooper US, the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, which establishes the forms and terms of the Notes pursuant to the Indenture. We refer to the Registration Statement on Form S-3 (Registration No. 333-143688) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by Cooper US and the Guarantors on June 13, 2007, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on June 14, 2007, relating to the offering of the Notes.
     We have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have

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assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives. Without limiting the foregoing, we have examined the Underwriting Agreement, dated June 13, 2007, among Cooper Parent, Cooper US, the subsidiary guarantors named therein, Banc of America Securities LLC, Wachovia Capital Markets, LLC and the other underwriters(the “Underwriters”) named therein (the “Underwriting Agreement”). In connection with rendering the opinions set forth below, we have assumed that the indenture and any supplemental indenture relating to the Securities will be duly authorized, executed and delivered by the parties thereto and each person signing the Indenture will have the legal capacity and authority to do so.
     Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that:
     (i) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will, under the laws of the State of New York, constitute legal and binding obligations of Cooper US; and
     (ii) Assuming the Company has the necessary corporate right, power and authority to execute and deliver, and perform its obligations under, the Indenture, the Guarantees will, under the laws of the State of New York, constitute legal and binding obligations of each of the Guarantors.
     Each of the opinions above is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
     The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.
Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P.
Fulbright & Jaworski L.L.P.